United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2004

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada	89119-3720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 20, 2004, Mark Yoseloff, Chief Executive Officer of Shuffle Master, Inc. (either the “Company,” “we” or “our”), selected and recommended to Shuffle Master’s Board of Directors (the “Board”) that it ratify, and on said date, the Board ratified the selection of Richard Louis Baldwin as the Company’s Chief Financial Officer, and, in such position, as a Corporate Officer of the Company, effective immediately. Mr. Baldwin’s employment contract is included herein as Exhibit 10.1. Dr. Yoseloff also provided Mr. Baldwin with the additional title of “Senior Vice President.”

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of new Executive Officer.

Name	Richard L. Baldwin
Position	Chief Financial Officer
Date of Appointment	September 20, 2004
Additional Title	Senior Vice President

At the same time, Mr. Paul Meyer, Shuffle Master’ President, Chief Operating Officer and Secretary, resigned his position as Acting Chief Financial Officer.

Item 401(b) (identification)	Mr. Baldwin is 32 years old. Mr. Baldwin currently holds, and has held, no other positions with Shuffle Master. Mr. Baldwin’s term as an officer of the Company is indefinite however his employment agreement expires October 31, 2006

Item 401(d) (family relationships)	There are no family relationships between Mr. Baldwin and any other members of Shuffle Master’s management

Item 401(e) (business experience)	Richard L. Baldwin joined Shuffle Master in September 2004 from International Game Technology where he served as Director of Finance and Investor Relations from July 2003 to September 2004 and Director of Corporate Finance, from April 2002 to June 2003. Baldwin joined Anchor Gaming as Financial Controller in April 1998, and was promoted to Director of Corporate Finance with Anchor in September 1999 through March 2002. He was a Senior Auditor for Deloitte & Touche LLP from September 1995 to March 1998. Baldwin graduated from the University of Nevada, Las Vegas with a B.S. in Business Administration in May 1995.

Item 404(a) (transactions with management)	There have been no transactions within the scope of Item 404(a)

Description of Employment Agreement:

We entered into an employment agreement with Mr. Baldwin as Senior Vice President and Chief Financial Officer effective September 20, 2004. The employment agreement runs for a two-year term, from September 20, 2004 through October 31, 2006, although we can terminate his employment earlier.

Under our employment agreement with Mr. Baldwin (Exhibit 10.1), Mr. Baldwin is being paid an annual base salary of $190,000 from September 20, 2004, to October 31, 2005 and a base salary as set by the Company, but not less than $190,000, from November 1, 2005 to October 31, 2006. Any bonus for the period from September 20, 2004 to October 31, 2004 is at the discretion of our Chief Executive Officer. Beginning November 1, 2004, Mr. Baldwin is eligible to receive bonuses similar to other executive officers with a target bonus of $95,000 in fiscal 2005.

Although Mr. Baldwin’s employment is “at will,” if we terminate Mr. Baldwin’s employment within the first four months without just cause, Mr. Baldwin is entitled to receive his salary for six months. Thereafter, in lieu thereof, Mr. Baldwin’s employment agreement provides that, in the event of any termination or non-extension of his full-time employment by us without just cause, we will pay Mr. Baldwin a salary continuation payment, over the two years following his full-time employment, equal to one year’s then base salary at the time of the cessation, plus additional compensation for his covenant not to compete equal to his average annual bonus over the prior three years or such shorter time as Mr. Baldwin has been employed. We are entitled to pay these amounts in twenty-four (24) equal monthly installments. While such payments are being made, Mr. Baldwin will remain our employee and will receive certain benefits similar to our other employees.

Pursuant to the employment agreement, Mr. Baldwin received a sign-on bonus of $37,500. In connection with his relocation from Reno to Las Vegas, Mr. Baldwin is entitled to receive reimbursements for out-of-pocket moving expenses totaling not more than $15,000.

Also, Mr. Baldwin was granted options to purchase 50,000 shares of our common stock. The option price of $36.36, is based on will be the closing price of our shares on September 20, 2004, the date of his appointment. The options were granted under the Shuffle Master, Inc. 2004 Equity Incentive Plan and will vest 25% on each of the first four anniversaries of his appointment, provided he remains employed with us on each of said anniversary dates. Our Board, in its sole discretion, may thereafter grant Mr. Baldwin options similar to other executive officers and employees

The employment agreement also limits Mr. Baldwin’s rights to engage in outside consulting or employment, sets forth non-competition and confidentiality provisions, sets forth termination or resignation procedures and describes other of our policies and independent covenants.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, by and between Shuffle Master, Inc. and Richard L. Baldwin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC. (Registrant)

Date: September 22, 2004

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer